Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated June 26, 2014, relating to the consolidated financial statements of Salon Media Group, Inc. and subsidiaries, which appears in the Annual Report on Form 10-K of Salon Media Group, Inc. and subsidiaries for the fiscal year ended March 31, 2014.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California

October 31, 2014